                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
                  CALCULATION OF PRIMARY NET INCOME PER SHARE
                  -------------------------------------------
                          OF COMMON STOCK - UNAUDITED
                          ---------------------------
                      (in thousands except for share data)
                      ------------------------------------

                                      Three Months Ended     Six Months Ended
                                     --------------------  --------------------
                                     Jan. 30,   Jan. 31,   Jan. 30,   Jan. 31,
                                       1994       1993       1994       1993
                                     --------- ----------  --------- ----------
                                               (Restated)            (Restated)
  Income (loss) before cumulative
   effect of
    accounting changes                $ 1,672   $(12,098)   $ 7,735  $  (8,515)

  Cumulative effect of accounting
    changes, net of taxes                                             (223,950)
                                      -------   --------    -------  ---------

  Net income (loss) applicable to
   primary earnings per common share  $ 1,672   $(12,098)   $ 7,735  $(232,465)
                                      =======   ========    =======  =========

  Common stock and common stock
    equivalents:
      Average shares of common
       stock outstanding during
       the period                      18,018     17,897     18,011     17,883

      Net effect of common stock
       equivalents (principally
       stock options and rights)           99                    17          1
                                      -------   --------    -------  ---------

  Total common stock and common
   stock equivalents                   18,117     17,897     18,028     17,884
                                      =======   ========    =======  =========

  Net income (loss) per average
   share of common stock:
      Before accounting changes       $  0.09   $  (0.68)   $  0.43  $   (0.48)
      Effect of accounting changes          -                           (12.52)
                                      -------   --------    -------  ---------

  Primary net income (loss) per
   common share                       $  0.09   $  (0.68)   $  0.43  $  (13.00)
                                      =======   ========    =======  =========

                                                       EXHIBIT 11.1